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                                                                     EXHIBIT 5.1

                             OPINION AS TO LEGALITY

                                August 23, 2000


PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota  55437


                  Re: 850,000 Shares of Common Stock, $0.01 par value, of PLATO Learning, Inc.

Dear Sir or Madam:

              We refer to the Registration Statement on Form S-3, filed by PLATO Learning, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 850,000 shares of Common Stock, $0.01 par value (the "Shares"), of the Company.

              As set forth in the Registration Statement, (i) 356,125 Shares were issued to Elliott Associates, L.P. and Westgate International, L.P. (collectively, the "Holders") on July 17, 2000 pursuant to that certain Common Stock Investment Agreement among the Company and the Holders (the "Purchase Agreement"), (ii) a portion of the Shares are issuable upon exercise of the Common Stock Purchase Warrants issued on July 17, 2000 to the Holders, (iii) a portion of the Shares are issuable upon exercise of the Common Stock Adjustment Warrants issued on July 17, 2000 to the Holders, (iv) a portion of the Shares are issuable as Delay Shares pursuant to that certain Registration Rights Agreement among the Company and the Holders (the "Registration Rights Agreement") and (v) a portion of the Shares are issuable as Mandated Acceleration Shares pursuant to the Common Stock Adjustment Warrants and the Registration Rights Agreement.

              Based on the foregoing, we are of the opinion that:

              Assuming the terms of the Purchase Agreement have been properly completed, the exercise mechanics set forth in the Common Stock Purchase Warrants and the Common Stock Adjustment Warrants have been satisfied and the terms of the Registration Rights Agreement have been satisfied, the Shares will be validly issued, fully paid and non-assessable when the Shares shall have been delivered to the purchasers thereof against payment of the agreed consideration therefore.

              We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

              We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Winston & Strawn

                                          WINSTON & STRAWN


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              We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Winston & Strawn

                                          WINSTON & STRAWN